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                                                  OMB Number: 3235-0058
                                                  Expires:  May 31, 1997
                                                  Estimated average burden
                                                  hours per response ......2.50
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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                  FORM 12b-25
                          NOTIFICATION OF LATE FILING

(Check One):  ( )  Form 10-K  ( ) Form 20-F  ( ) From 11-K  ( ) Form 10-Q
              ( )  Form N-SAR  (X) Form 10-KSB

     For Period Ended:  December 31, 1997

     ( )  Transition Report on Form 10-K
     ( )  Transition Report on Form 20-F
     ( )  Transition Report on Form 11-K
     ( )  Transition Report on Form 10-Q
     ( )  Transition Report on Form N-SAR

     For the Transition period Ended:

________________________________________________________________________________
Read Instruction (no back page) Before Preparing Form.  Please Print or Type.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

________________________________________________________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

________________________________________________________________________________

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PART I - REGISTRANT INFORMATION

IMAGEMATRIX CORPORATION
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Full Name of Registrant

________________________________________________________________________________
Former Name if Applicable

400 South Colorado Blvd., Suite 500
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Address of Principal Executive Office (Street and Number)

Denver, Colorado  80246
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City, State and Zip Code

Part II -- Rules 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed (check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x] (b) The subject annual report, semi-annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

Part III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, Form 10-KSB or the transition report, or portion thereof, would not be filed within the prescribed time period.

Despite its best efforts, the Company is unable to complete its Form 10-KSB by its required due date of March 31, 1998 in time to allow for sufficient review by the Company's management and its independent auditors without unreasonable effort or expense.

Part IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

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      Blair W. McNea                         (303)            399-3700
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     (Name                                   (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s):

                             [ x ]  Yes  [   ]  No
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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?:

                             [   ]  Yes  [ x ]  No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                            IMAGEMATRIX CORPORATION
            -------------------------------------------------------
                 (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    March 30, 1998          By:   /s/ Dennis C. Hefter
      --------------------             -----------------------------------
                                       President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                   ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

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